March 2011 Filed pursuant to Rule 433 dated March 29, 2011 relating to Preliminary Pricing Supplement No. 725 dated March 29, 2011 to Registration Statement No. 333-156423
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015
The Buffered Jump Securities offer the opportunity to earn a return based on the performance of the Dow Jones Industrial Average. Unlike ordinary debt securities, the Buffered Jump Securities do not pay interest and provide for the minimum payment at maturity of only 15% of the principal at maturity.  At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the Dow Jones Industrial Average, as determined on the valuation date.  If the index appreciates at all on the valuation date, you will receive for each security that you hold at maturity a minimum of $300 to $320 in addition to the stated principal amount.  If the index appreciates by more than 30% to 32% on the valuation date, you will receive for each security that you hold at maturity the stated principal amount plus an amount based on the percentage increase of the index.  However, if the index declines in value by more than 15% on the valuation date from its initial value, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  You could lose up to 85% of the stated principal amount of the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	April 25, 2011
Original issue date:	April 28, 2011 (3 business days after the pricing date)
Maturity date:	April 30, 2015
Aggregate principal amount:	$
Interest:	None
Underlying index:	Dow Jones Industrial Average (the “index”)
Payment at maturity:
•      If the final index value is greater than the initial index value:
$1,000 + the greater of (i) $1,000 x the index percent change or (ii) the upside payment
•      If the final index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, meaning the value of the index has remained unchanged or has declined by an amount less than or equal to the buffer amount of 15% from its initial value:
$1,000
•      If the final index value is less than 85% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 15% from its initial value:
$1,000 x (index performance factor + 15%)
Because the index performance factor will be less than 85% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity of $150 per security.

Upside payment:	$300 to $320 per security (30% to 32% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Index percent change:	(final index value – initial index value) / initial index value
Buffer amount:	15%
Index performance factor:	final index value / initial index value
Initial index value:	The closing value of the index on the pricing date
Final index value:	The closing value of the index on the valuation date
Valuation date:	April 27, 2015, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:	None
Minimum payment at maturity:	$150 per security
CUSIP:	617482TB0
ISIN:	US617482TB04
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$
(1)  The price to public for investors purchasing the securities in fee-based advisory accounts will be $975 per security.
(2)  Selected dealers and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated,, a fixed sales commission of $            for each security they sell; other dealers will receive a sales commission of $         per security in connection with sales of securities to investors purchasing the securities in fee-based advisory accounts.  See “Supplemental Information regarding plan of distribution; conflicts of interest.”  For additional information, see “Description of Securities––Supplemental information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 725 dated March 29, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015

Investment Overview

The Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015 (the “securities”) can be used:

▪
As an alternative to direct exposure to the index that provides a minimum positive return of 30% to 32% if the index has appreciated at all on the valuation date and offers an uncapped 1 to 1 participation in the index appreciation of greater than 30% to 32%;

▪	To enhance returns and potentially outperform the index in a moderately bullish scenario;

▪
To obtain a buffer against a specified level of negative performance in the index. If the value of the index has remained unchanged or has declined by an amount less than or equal to the buffer amount of 15% from its initial value on the Valuation Date, you will receive 100% of the stated principal amount of the securities.

The securities are exposed on a 1:1 basis to the percentage decline of the final index value from the initial index value beyond the buffer amount of 15%.  Accordingly, 85% of your principal is at risk (e.g., a 30% depreciation in the index will result in the payment at maturity of $850 per security).

Maturity:	4 years
Upside payment:	$300 to $320 per security. The actual upside payment will be determined on the pricing date.
Buffer amount:	15%
Maximum payment at maturity:	None
Minimum payment at maturity:	$150 per security
Interest:	None

Dow Jones Industrial Average Overview

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC, as representative of the broad market of U.S. industry.  For additional information about the Dow Jones Industrial Average, see the information set forth under “Description of Securities—The Index” in the accompanying preliminary pricing supplement.

Information as of market close on March 23, 2011:

Bloomberg Ticker Symbol:	INDU
Current Index Closing Value:	12,086.02
52 Weeks Ago:	10,888.83
52 Week High (on 2/18/2011):	12,391.25
52 Week Low (on 7/2/2010):	9,686.48

Dow Jones Industrial Average Daily Index Closing Values January 1, 2006 to March 23, 2011

March 2011	Page 2

Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015

Key Investment Rationale

This 4-year investment offers a minimum positive return of 30% to 32% if the index appreciates at all on the valuation date, an uncapped 1 to 1 participation in the index appreciation of greater than 30% to 32%, and provides a buffer against a decline in the index of up to 15%.  However, if the index declines in value by more than 15% on the valuation date from its initial value, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities, subject to the minimum payment at maturity of $150 per security.

Scenario 1
If the final index value is greater than the initial index value, the payment at maturity for each security will be equal to $1,000 plus the greater of (i) $1,000 times the index percent change or (ii) the upside payment of $300 to $320, as determined on the pricing date.  There is no  maximum payment at maturity on the securities.

Scenario 2
If the final index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, which means that the index has remained unchanged or depreciated by no more than 15% from its initial value, the payment at maturity will be $1,000 per security.

Scenario 3
If the final index value is less than 85% of the initial index value, which means that the index has depreciated by an amount greater than the buffer amount of 15%, you will lose 1% for every 1% decline beyond the buffer amount of 15%, subject to the minimum payment at maturity of $150 per security (e.g., a 30% depreciation in the index will result in the payment at maturity of $850 per security).

Summary of Selected Key Risks (see page 10)

▪	85% of the stated principal amount is at risk.

▪	No interest payments.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The market price of the securities may be influenced by many unpredictable factors, including the value and volatility of the index and the component stocks of the index.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Investing in the securities is not equivalent to investing in the index.

▪	Adjustments to the index could adversely affect the value of the securities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for the minimum payment at maturity of only 15% of the principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the related prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the Dow Jones Industrial Average on the valuation date.  The securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 25, 2011	April 28, 2011 (3 business days after the pricing date)	April 30, 2015

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying index:	Dow Jones Industrial Average (the “index”)
Payment at maturity:
•      If the final index value is greater than the initial index value:
$1,000 + the greater of (i) $1,000 x the index percent change or (ii) the upside payment
•      If the final index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, meaning the value of the index has remained unchanged or has declined by an amount less than or equal to the buffer amount of 15% from its initial value:
$1,000
•      If the final index value is less than 85% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 15% from its initial value:
$1,000 x (index performance factor + 15%)
Because the index performance factor will be less than 85% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity of $150 per security.

Upside payment:	$300 to $320 per security (30% to 32% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Index percent change:	(final index value – initial index value) / initial index value
Buffer amount:	15%
Index performance factor:	final index value / initial index value
Initial index value:	The closing value of the index on the pricing date
Final index value:	The closing value of the index on the valuation date
Valuation date:	April 27, 2015, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:	None
Minimum payment at maturity:	$150 per security
Risk factors:	Please see “Risk Factors” beginning on page 10.

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Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482TB0
ISIN:	US617482TB04
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange, and

▪  upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the stocks constituting the index, in futures and/or options contracts on the index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the index on the pricing date, and therefore could increase the value at which the index must close on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

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Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

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Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $          for each security they sell; other dealers will receive a sales commission of $         per security in connection with sales of securities to investors purchasing the securities in fee-based advisory accounts.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement describing this offering, the related prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this document.

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Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015

How the Buffered Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the index.  The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical upside payment:	$310 per security (31% of the stated principal amount)
Buffer amount:	15%
Maximum payment at maturity:	None
Minimum payment at maturity:	$150 per security (15% of the stated principal amount)

Buffered Jump Securities Payoff Diagram

How it works

¡
If the final index value is greater than the initial index value, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security and is equal to $1,000 plus the greater of (i) $1,000 times the index percent change or (ii) the hypothetical upside payment of $310.  An investor will receive a payment at maturity of $1,310 per security at any final index value greater than the initial index value by an amount less than or equal to 31%.  If the final index value has increased from the initial index value by more than 31%, the investor will receive a payment at maturity that is equal to $1,000 plus an amount that represents a 1 to 1 participation in the appreciation of the index.

¡
If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%, the payment at maturity reflected in the graph above is equal to the $1,000 stated principal amount per security.

¡
If the final index value has decreased from the initial index value by an amount greater than the buffer amount of 15%, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease of the index beyond the buffer amount.  However, under no circumstances will the payment due at maturity be less than $150 per security.

o	For example, if the final index value declines by 30% from the initial index value, the payment at maturity will be $850 per security (85% of the stated principal amount).

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Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based on the performance of the Dow Jones Industrial Average on the valuation date, determined as follows:

If the final index value is greater than the initial index value:

$1,000    +    the greater of (i) $1,000 x the index percent change or (ii) the upside payment

index percent change	=	final index value – initial index value
initial index value

upside payment       =      $300 to $320 per security, to be determined on the pricing date

There is no maximum payment at maturity on the security.

If the final index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, meaning the value of the index has remained unchanged or has declined by an amount less than or equal to the buffer amount of 15% from its initial value:

the stated principal amount of $1,000

If the final index value is less than 85% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 15% from its initial value:

$1,000   x   (the index performance factor  +  15%)

Because the index performance factor will be less than 85% in this scenario, the payment at maturity will be less, and potentially significantly less, than $1,000 per security.  The minimum payment at maturity on the securities is $150 per security.

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Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-7 of the accompanying preliminary pricing supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest and provide for the minimum payment at maturity of only 15% of your principal.  The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and will provide for the return of only 15% of the principal amount of the securities at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value. If the final index value is equal to the initial index value or has decreased from the initial index value by an amount less than or equal to the buffer amount you will receive only the principal amount of $1,000 per security.  If the final index value decreases from the initial index value by more than the buffer amount of 15%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the index beyond the buffer amount, and you will lose money on your investment.  You could lose up to 85% of the stated principal amount of the securities.  See “How the Buffered Jump Securities Work” on page 8 above.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Market price of the securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

▪        the value of the index at any time,

▪        the volatility (frequency and magnitude of changes in value) of the index,

▪        dividend rates on the securities underlying the index,

▪        interest and yield rates in the market,

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the index or securities markets generally and which may affect the value of the index,

▪        the time remaining until the maturity of the securities,

▪        the composition of the index and changes in the constituent stocks of the index, and

▪        any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is at or below the initial index value.

You cannot predict the future performance of the index based on its historical performance.  If the final index value declines by more than the buffer amount from the initial index value, you will be exposed on a 1 to 1 basis to such decline in the final index value beyond the buffer amount.  There can be no assurance that the final index value will be greater than the initial index value so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold.

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Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Investing in the securities is not equivalent to investing in the index.  Investing in the securities is not equivalent to investing in the index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

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Adjustments to the index could adversely affect the value of the securities.  Dow Jones & Company, Inc is responsible for calculating and maintaining the Dow Jones Industrial Average index.  Dow Jones & Company, Inc can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index.  Any of these actions could adversely affect the value of the securities.  Dow Jones & Company, Inc may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index last in effect prior to the discontinuance of the index.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial index value, the final index value, the index percent change, the index performance factor, as applicable, and the payment that you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index.  Some of our subsidiaries also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could

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Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015

potentially increase the initial index value and, therefore, the value above which the index must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015

Information about the Underlying Index

The Dow Jones Industrial Average.  The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC, as representative of the broad market of U.S. industry.  For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Description of Securities—The Index” in the accompanying preliminary pricing supplement.

License Agreement between Dow Jones and Morgan Stanley.  “Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes,” and “DIJA” are service marks of Dow Jones Trademark Holdings LLC and have been licensed for use by Morgan Stanley.  For more information, see “Description of Securities—License Agreement between Dow Jones and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the index for each quarter in the period from January 1, 2006 through March 23, 2011.  The closing value of the index on March 23, 2011 was 12,086.02.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the index should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on the valuation date.

Dow Jones Industrial Average	High	Low	Period End
2006
First Quarter	11,317.43	10,667.39	11,109.32
Second Quarter	11,642.65	10,706.14	11,150.22
Third Quarter	11,718.45	10,739.35	11,679.07
Fourth Quarter	12,510.57	11,670.35	12,463.15
2007
First Quarter	12,786.64	12,050.41	12,354.35
Second Quarter	13,676.32	12,354.35	13,408.62
Third Quarter	14,000.41	12,845.78	13,895.63
Fourth Quarter	14,164.53	12,743.44	13,264.82
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter	10,907.42	9,908.39	10,856.63
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter	10,860.26	9,686.48	10,788.05
Fourth Quarter	11,585.38	10,751.27	11,577.51
2011
First Quarter (through March 23, 2011)	12,391.25	11,613.30	12,086.02

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